As filed with the Securities and Exchange Commission on October 29, 2013

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Home Inns & Hotels Management Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

No. 124 Caobao Road

Xuhui District

Shanghai 200235

People’s Republic of China

(Address of Principal Executive Offices)

2006 Share Incentive Plan

(Full title of the plan)

Law Debenture Corporate Services Inc.

400 Madison Avenue, 4th Floor

New York, New York 10017

(Name and address of agent for service)

(212) 750-6474

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Copies to:

Huiping Yan Chief Financial Officer Home Inns & Hotels Management Inc. No. 124 Caobao Road Xuhui District Shanghai 200235 People’s Republic of China +86 21 3401-9898	Z. Julie Gao, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower The Landmark 15 Queen’s Road Central Hong Kong +852 3740-4700

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary shares, par value US$0.005 per share	181,019(2)	$16.3550(2)	$2,960,565.75	$381.32
Ordinary shares, par value US$0.005 per share	297,250(2)	$15.6150(2)	$4,641,558.75	$597.83
Ordinary shares, par value US$0.005 per share	40,000(2)	$15.2750(2)	$611,000.00	$78.70
Ordinary shares, par value US$0.005 per share	4,500(2)	$15.3400(2)	$69,030.00	$8.89
Ordinary shares, par value US$0.005 per share	351,628(2)	$13.4300(2)	$4,722,364.04	$608.24
Ordinary shares, par value US$0.005 per share	6,000(2)	$12.7800(2)	$76,680.00	$9.87
Ordinary shares, par value US$0.005 per share	24,000(2)	$14.6400(2)	$351,360.00	$45.25
Ordinary shares, par value US$0.005 per share	399,750(2)	$12.3850(2)	$4,950,903.75	$637.68
Ordinary shares, par value US$0.005 per share	4,329,542(3)	$17.8975(3)	$77,487,977.95	$9,980.46
Total(4)	5,633,689		$95,871,440.24	$12,348.24

(1)	These shares may be represented by the Registrant’s American depositary shares (“ADSs”), each of which represents two ordinary shares. The Registrant’s ADSs issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-174390).
(2)	These shares represent ordinary shares issuable upon exercise of currently outstanding options granted under the 2006 Share Incentive Plan as amended and restated effective November 3, 2009 (the “2006 Plan”). Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), the proposed maximum offering price per share for these shares is the exercise price per share.
(3)	These shares represent ordinary shares issuable upon exercise of awards that still may be granted under the 2006 Plan. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, the proposed maximum offering price per share for these shares is based on the average of the high and low prices for the Registrant’s ADSs, as reported on the Nasdaq Global Select Market on October 25, 2013.
(4)	In accordance with Rule 416(a) under the Securities Act, this registration statement also covers any additional ordinary shares that may be offered and issued to prevent dilution from share splits, share dividends or similar transactions as provided in the 2006 Plan. Any ordinary shares covered by an award granted under the 2006 Plan (or portion of an award) that terminates, expires or lapses for any reason will be deemed not to have been issued for purposes of determining the maximum aggregate number of ordinary shares that may be issued under the 2006 Plan.

EXPLANATORY NOTE

This registration statement on Form S-8 is filed pursuant to General Instruction E to Form S-8 for the purposes of registering (1) an aggregate of 1,304,147 ordinary shares of Home Inns & Hotels Management Inc. (the “Registrant”) that are issuable upon exercise of currently outstanding options granted under the 2006 Plan and (2) an aggregate of 4,329,542 ordinary shares of the Registrant that are issuable upon exercise of options not yet granted under the 2006 Plan.

In accordance with General Instruction E to Form S-8, the contents of the Registrant’s registration statement on Form S-8 (File No. 333-139722) filed on December 29, 2006, and the Registrant’s registration statement on Form S-8 (File No. 333-163519) filed on December 7, 2009, are incorporated herein by reference, except as otherwise set forth herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents previously filed or furnished by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a)	The Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2012, filed on April 22, 2013;

(b)	The Registrant’s report on Form 6-K furnished on May 15, 2013;

(c)	The description of the Registrant’s ordinary shares contained in the Registrant’s registration statement on Form 8-A (File No. 001-33082) filed on October 13, 2006, including any amendment and report subsequently filed for the purpose of updating that description;

(d)	The Registrant’s registration statement on Form S-8 (File No. 333-139722) filed on December 29, 2006; and

(e)	The Registrant’s registration statement on Form S-8 (File No. 333-163519) filed on December 7, 2009.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this registration statement.

Item 8.	Exhibits

See the Index to Exhibits attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Shanghai, China, on October 29, 2013.

Home Inns & Hotels Management Inc.

By:	/s/ David Jian Sun
	Name:	David Jian Sun
	Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes and appoints Mr. David Jian Sun, with full power to act alone, as his true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David Jian Sun David Jian Sun	Chief Executive Officer, Director (principal executive officer)	October 29, 2013

/s/ Huiping Yan Huiping Yan	Chief Financial Officer (principal financial and accounting officer)	October 29, 2013

/s/ Yi Liu Yi Liu	Co-Chairman of the Board of Directors	October 29, 2013

/s/ Neil Nanpeng Shen Neil Nanpeng Shen	Co-Chairman of the Board of Directors	October 29, 2013

/s/ Min Bao Min Bao	Director	October 29, 2013

/s/ James Jianzhang Liang James Jianzhang Liang	Director	October 29, 2013

/s/ Kenneth Gaw Kenneth Gaw	Director	October 29, 2013

/s/ Terry Yongmin Hu Terry Yongmin Hu	Director	October 29, 2013

/s/ Arthur M. Wang Arthur M. Wang	Director	October 29, 2013

/s/ Amy Segler Name: Amy Segler Title: Service of Process Officer, Law Debenture Corporate Services Inc.	Authorized Representative in the United States	October 29, 2013

EXHIBIT INDEX

Exhibit Number	Description
4.1	Amended and Restated Memorandum and Articles of Association of the Registrant, effective November 3, 2009 (incorporated by reference to Exhibit 99.3 of Form 6-K (File No. 001-33082) furnished to the SEC on November 4, 2009)

4.2	Deposit Agreement, dated October 31, 2006, among the Registrant, the depositary, and owners and beneficial owners of American Depositary Receipts (incorporated by reference to Exhibit 4.3 to the registration statement of the Registrant on Form F-1, as amended (File No. 333-142190))

4.3	2006 Share Incentive Plan (as amended and restated effective November 3, 2009) (incorporated by reference to Exhibit 99.2 of Form 6-K (File No. 001-33082) filed with the SEC on November 4, 2009)

5.1*	Opinion of Maples and Calder, Cayman Islands counsel to the Registrant, regarding the legality of the ordinary shares being registered

23.1*	Consent of PricewaterhouseCoopers Zhong Tian CPAs Limited Company, independent registered public accounting firm

23.2	Consent of Maples and Calder (included in Exhibit 5.1)

24.1	Power of Attorney (set forth on the signature page of this registration statement)

99.1	Press Release, dated September 16, 2011 (incorporated by reference to Exhibit 99.2 of Form 6-K (File No. 001-33082) filed with the SEC on September 16, 2011)

*	Filed herewith.

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